April 2026 Free Writing Prospectus Registration Statement No. 333-277211 Dated March 30, 2026 Filed Pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has appreciated from the initial level, investors will receive the stated principal amount of their investment plus a payment reflecting the leveraged upside performance of the underlying index, If the level of the underlying index does not change or depreciates in value but the final level is greater than or equal to the trigger level, investors will receive the principal amount of their investment. However, if the Underlying Index has depreciated in value so that the final level is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss of principal for every 1% decline in the index level over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 90% of the principal amount and could be zero. Accordingly, you may lose your entire investment. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leveraged upside feature, and the limited protection against loss that applies only if the Final Index Value is greater than or equal to the Trigger Level. if the level of the underlying index has depreciated, the investor will lose 1% for every 1% decline in the level of the underlying index. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	November 5, 2029, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Underlying index:	The TOPIX® Index (Bloomberg symbol: TPX)
Aggregate principal amount:	$
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪   If the final level is greater than the initial level:
$1,000 + the leveraged upside payment

▪   If the final level is less than or equal to the initial level but is greater than or equal to the trigger level:

$1,000

▪   If the final level is less than the trigger level :
$1,000 × the index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will result in a loss of up to 100% of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	At least 144.00% (to be determined on the pricing date)
Index percent increase:	(final level – initial level) / initial level
Initial level:	The official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date
Valuation date*:	October 31, 2029, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Trigger level:	90% of the initial level
Index performance factor:	final level / initial level
Principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date*:	On or about April 16, 2026
Original issue date*:	On or about April 21, 2026 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Trigger PLUS is expected to be less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The estimated initial value of Trigger PLUS, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any."
CUSIP:	40447EC53
ISIN:	US40447EC532
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$25.00(1) $5.00(2)	$970.00
Total

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $30.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $25.00 for each Trigger PLUS they sell. See “Additional Information About the Trigger PLUS - Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Trigger PLUS.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Trigger PLUS.

The estimated initial value of the Trigger PLUS on the pricing date is expected to be between $900.00 and $950.00 per Trigger PLUS, which will be less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this free writing prospectus, page S-1 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling 212-525-8010.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.
▪	To enhance positive returns and potentially outperform the underlying index in a moderately bullish scenario
▪	To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final level is greater than or equal to the trigger level

Maturity:	Approximately three year and six months
Leverage factor:	At least 144.00% (to be determined on the pricing date)
Trigger Level:	90% of the initial level
Minimum Payment at Maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Coupon:	None

Key Investment Rationale

The Trigger PLUS offer at least 144.00% (to be determined on the pricing date) leveraged upside on the positive performance of the underlying index. However, if the level of the underlying index has declined from the initial level as of the valuation date, investors will lose 1% for every 1% decrease in the level of the underlying index. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the securities included in the underlying index.
Trigger Feature	At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your principal amount but only if the final level is greater than or equal to the trigger level.
Upside Scenario	The level of the underlying index appreciates from the initial level and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $1,000 plus at least 144.00% (to be determined on the pricing date) of the index percent increase.
Par Scenario	The final level is less than or equal to the initial level but is greater than or equal to the trigger level. In this case, the Trigger PLUS is redeemed for the principal amount of $1,000 even though the underlying index has depreciated moderately.
Downside Scenario	The final level is less than the trigger level. In this case, the Trigger PLUS is redeemed for at least 10% less than the principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the underlying index over the term of the Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire initial investment in the Trigger PLUS.

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS assuming the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	At least 144.00% (to be determined on the pricing date)
Trigger level:	90% of the Initial Index Value
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the level of the underlying index appreciates from the initial level, investors would receive the $1,000 stated principal amount plus at least 144.00% (to be determined on the pricing date) of the appreciation of the underlying index over the term of the Trigger PLUS. Under the hypothetical terms of the Trigger PLUS.

▪	For example, if the level of the underlying index appreciates 10%, investors would receive at least a 14.40% return, or at least $1,144.00 (to be determined on the pricing date) per Trigger PLUS.

▪	Par Scenario: If the final level is less than or equal to the initial level but is greater than or equal to the trigger level, investors will receive the $1,000 principal amount per Trigger PLUS.

▪	If the underlying index depreciates 5%, investors would receive the $1,000 principal amount per Trigger PLUS.

▪	Downside Scenario: If the level of the underlying index is less than the trigger level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decrease in the level of the underlying index.

▪	For example, if the underlying index depreciates 70%, investors would lose 70% of their principal and receive only $300 per Trigger PLUS at maturity, or 30% of the stated principal amount.

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:

▪	You seek an investment with an enhanced return linked to the potential positive performance of the underlying index and you believe the level of the underlying index will increase over the term of the Trigger PLUS.

▪	You are willing to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying index decreases over the term of the Trigger PLUS.

▪	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the underlying index.

▪	You do not seek current income from your investment.

▪	You are willing to hold the Trigger PLUS to maturity.

▪	You do not seek an investment for which there will be an active secondary market.

▪	You are willing to accept the risk and return profile of the Trigger PLUS versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the Trigger PLUS.

The Trigger PLUS may not be suitable for you if:

▪	You believe the level of the underlying index will decrease, or that it will not increase sufficiently to provide you with your desired return.

▪	You are unwilling to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying index decreases over the term of the Trigger PLUS.

▪	You prefer to receive the dividends or other distributions paid on the stocks included in the underlying index.

▪	You seek current income from your investment.

▪	You are unable or unwilling to hold the Trigger PLUS to maturity.

▪	You seek an investment for which there will be an active secondary market.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Trigger PLUS.

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Trigger PLUS is not equivalent to investing directly in the underlying index. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this document and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Trigger PLUS described in the following sections:

“—Risks Relating to All Note Issuances” in the prospectus supplement;

“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Trigger PLUS

▪	Trigger PLUS do not pay interest. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest, or guarantee payment of the principal amount at maturity. If the final level is less than the trigger level (which is 90% of the initial level), the payment at maturity will be an amount in cash that is at least 10% less than the $1,000 principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the value of the underlying index from the initial level. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire initial investment in the Trigger PLUS.

▪	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

Risks Relating to the Underlying Index

▪	Investing in the Trigger PLUS is not equivalent to investing in the stocks included in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the component securities of the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying index.

▪	Risks associated with non-U.S. companies. The level of the TPX depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Trigger PLUS. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the TPX and, as a result, the value of the Trigger PLUS.

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The Trigger PLUS will not be adjusted for changes in exchange rates. Although the equity securities included in the TPX are traded in currencies other than U.S. dollars, and the Trigger PLUS are denominated in U.S. dollars, the amount payable on the Trigger PLUS at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the TPX and therefore the Trigger PLUS. The amount we pay in respect of the Trigger PLUS on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The Tokyo Stock Exchange, Inc., the sponsor of the underlying index, may add, delete or substitute the stocks included in the underlying index. In addition, the publisher of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Trigger PLUS.

General Risk Factors

▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS and could lose your entire investment.

▪	The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any. The estimated initial value of the Trigger PLUS will be calculated by us on the pricing date and is expected to be less than the price to public. The estimated initial value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Trigger PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Trigger PLUS may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Trigger PLUS to be more favorable to you. We will determine the value of the embedded derivatives in the Trigger PLUS by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.

▪	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Trigger PLUS and the costs associated with structuring and hedging our obligations under the Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Trigger PLUS in the secondary market, if any, the price you would receive for your Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Trigger PLUS to maturity. Any sale of the Trigger PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS. Assuming that

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates will determine the initial level and the final level, and will calculate the amount of cash, if any, that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial level, that might affect the value of your Trigger PLUS. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial level and, therefore, could increase the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Trigger PLUS are not insured by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amounts due on the Trigger PLUS.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the market price of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities included in the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the TOPIX® Index” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your Trigger PLUS prior to maturity.

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the TOPIX® Index

The TOPIX® Index ("TPX") is a free float-adjusted market capitalization-weighted index of all companies listed on the Prime Market of the Tokyo Stock Exchange (the "TSE"). Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968.The TPX is published by the TSE and the TSE is responsible for calculating the TPX.

For more information about the TPX, see "The TOPIX® Index" beginning on page S-82 of the accompanying Equity Index Underlying Supplement.
Historical Information

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from March 25, 2016 to March 25, 2026. We obtained the official closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

Historical Performance of the Underlying Index – Daily Official Closing Levels March 25, 2016 to March 25, 2026

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40447EC53
ISIN:	US40447EC532
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Trigger PLUS, and therefore significant aspects of the tax treatment of each Trigger PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Trigger PLUS. Under one approach, each Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each Trigger PLUS consistent with this approach. Pursuant to the terms of each Trigger PLUS, you agree to treat each Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat each Trigger PLUS as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Trigger PLUS is not a “delta-one” instrument, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. However, it is possible that the Trigger PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the Trigger PLUS, and following such occurrence the Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying index or the Trigger

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Trigger PLUS.

For a further discussion of U.S. federal income tax consequences related to each Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS and will receive a fee of $30.00 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $25.00 for each Trigger PLUS they sell. Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Trigger PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to make a market in the Trigger PLUS and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the original issue date set forth on the cover page of this document, which is more than one business day following the Pricing Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS more than one business day prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the Trigger PLUS linked to the underlying index. The purchaser of a Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of Trigger PLUS relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling 212-525-8010.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated

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Trigger PLUS Based on the Level of the TOPIX® Index due November 5, 2029 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “Trigger PLUSSM” are service marks of Morgan Stanley.

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